Exhibit 10(92)
     The undersigned hereby confirm that they have reached an agreement in principle consistent with the annexed term sheet.

UNITED STATES DEPARTMENT OF		AMERICAN INTERNATIONAL
THE TREASURY		GROUP, INC.

By:	/s/ Neel Kashkari	By:	/s/ Edward M. Liddy

	Neel Kashkari		Edward M. Liddy
	Interim Assistant Secretary		Chairman and Chief Executive
	For Financial Stability		Officer
Dated: March 1, 2009

Annex
Term Sheet for Exchange of Series D Fixed Rate Cumulative Perpetual Preferred Stock for Series E Fixed Rate Non-Cumulative Perpetual Preferred Stock and Issuance of Additional Preferred Stock
[Attached]

Term Sheet
Exchange of Series D Fixed Rate Cumulative Perpetual Preferred Stock for Series E Fixed Rate Non-Cumulative Perpetual Preferred Stock
The Series D Fixed Rate Cumulative Perpetual Preferred Stock (the “Series D Preferred Stock”) of American International Group, Inc. (“AIG”) issued to the United States Department of the Treasury (“UST”) on November 25, 2008 shall be exchanged for Series E Fixed Rate Non-Cumulative Perpetual Preferred Stock (the “Series E Preferred Stock”) of AIG, with the following changes to the terms of the Series D Preferred Stock:

Dividends:	Holders of Series E Preferred Stock will be entitled to receive, only when, as and if declared by the Board of Directors of AIG or a duly authorized committee thereof, non-cumulative cash dividends on the liquidation preference at a rate of 10% per annum. Declared dividends will be payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year.

Dividends on the Series E Preferred Stock will not be entitled to receive any dividends not declared by the Board of Directors of AIG or a duly authorized committee thereof and no interest, or sum of money in lieu of interest, will be payable in respect of any dividend not so declared.

Exchange Ratio:	The aggregate liquidation preference of the Series E Preferred Stock will be equal to the sum of the aggregate liquidation preference of the Series D Preferred Stock and the amount of the accrued and unpaid dividends under the Series D Preferred Stock.

Voting:	If dividends on the Series E Preferred Stock are not paid in full for four dividend periods, whether or not consecutive, the Series E Preferred Stock will have the right to elect the greater of two directors and a number of directors (rounded upward) equal to 20% of the total number of directors after giving effect to such election. The right to elect directors will end, and such two directors shall resign, if such directors were elected, when full dividends have been paid for four consecutive dividend periods following commencement of such right.

Replacement Capital Covenant:
AIG will enter into a Replacement Capital Covenant in favor of the holders of the covered debt pursuant to which AIG will agree that prior to the third anniversary of the issuance of the Series E Preferred Stock it will not repay, redeem or purchase, and no subsidiary of AIG will purchase, all or any part of the Series E Preferred Stock except with the proceeds obtained from the issuance by AIG or any such subsidiary of certain replacement capital securities.

Replacement Capital Intention:
AIG intends that commencing on the third anniversary of the issuance of the Series E Preferred Stock it will not repay, redeem or purchase, nor will any subsidiary of AIG purchase, all or any part of the Series E Preferred Stock except with the proceeds from the issuance by AIG or any such subsidiary of securities for which AIG will receive equity credit, at the time of sale or issuance, that is, in the aggregate, equal to or greater than the equity credit attributed to the Series E Preferred Stock redeemed at the time of such early redemption.

Executive Compensation:	Until such time as no obligation of AIG arising from financial assistance provided under the Troubled Asset Relief Program remains outstanding (excluding any period during which the federal government only holds warrants to purchase common stock of AIG), AIG shall comply in all respects with Section 111 of the Emergency Economic Stabilization Act of 2008, as amended, as implemented by any guidance or regulations issued and/or to be issued thereunder including any amendments to the guidelines implementing the Programs of Systemically Significant Failing Institutions.
Issuance of Additional Preferred Stock

Issuer:	AIG

Initial Holder:	UST

Security:	Shares of Series F Preferred Stock to be issued from time to time at the request of AIG.[1]

Issue Price:	Upon each drawdown the aggregate liquidation preference of the shares of the Series F Preferred Stock will increase by either an amount equal to the amount of such drawdown or by the aggregate liquidation preference of the shares of the Series F Preferred Stock issued on the closing date of such drawdown.

Capacity:	Up to $30 billion aggregate liquidation preference.

Duration of Facility:	5 years beginning on commencement date of the facility.

[1]	The terms of the Series F Preferred Stock will be same as the terms of the Series E Preferred Stock except that the Series F Preferred Stock will not be subject to the Replacement Capital Covenant or the Replacement Capital Intention.

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Warrants:	The UST will receive a warrant (“Warrant”) to purchase a number of shares of common stock of AIG (“Common Stock”) equal to 1% of the issued and outstanding shares of Common Stock on the commencement date of the facility. The initial exercise price for the Warrant shall be $2.50 per share of Common Stock (representing the par value of the Common Stock on the commencement date of the facility), subject to customary anti-dilution adjustments; provided that the initial exercise price per share of Common Stock shall be adjusted to the par value per share of the Common Stock following the amendments to AIG’s Restated Certificate of Incorporation contemplated by the terms of the Series C Perpetual, Convertible, Participating Preferred Stock of AIG. The Warrant shall be net share settled or, if consented to by AIG and the UST, on a full physical basis.

Conditions to Commencement:	On the commencement date of the facility AIG shall:

- make representations and warranties essentially in the form as set forth in the following sections of the Series D Preferred Stock Securities Purchase Agreement: Section 2.2(a) (With respect to the incorporation and good standing of AIG), 2.2(b) (Capitalization), 2.2(c) (Preferred Stock), 2.2(d) (The Warrant and Warrant Shares) and 2.2(e)(i) (Authorization, Enforceability); and

- deliver written opinions from counsel to AIG (which may be internal counsel) comparable to those delivered at the closing of the Series D Preferred Stock offering.

Executive Compensation:
Until such time as no obligation of AIG arising from financial assistance provided under the Troubled Asset Relief Program remains outstanding (excluding any period during which the federal government only holds warrants to purchase common stock of AIG), AIG shall comply in all respects with Section 111 of the Emergency Economic Stabilization Act of 2008, as amended, as implemented by any guidance or regulations issued and/or to be issued thereunder including any amendments to the guidelines implementing the Programs of Systemically Significant Failing Institutions.

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Conditions to Closing of Each Drawdown:	As a condition to the closing of each drawdown:

- AIG shall not be the debtor in a pending case under Title 11, United States Code;

- the AIG Credit Facility Trust (or any successor entity established for the benefit of the United States Treasury) shall “beneficially own” more than 50% of the voting power of the aggregate voting power of AIG’s voting securities at the time of such drawdown. “Beneficially owns” is as defined in Rule 13d-3 under the Securities Exchange Act of 1934;

- AIG shall deliver a certificate signed on behalf of AIG by a senior executive officer certifying to the effect that the representations and warranties made on the commencement date are true and correct in all material respects on and as of such closing date; and

- AIG shall deliver certificates in proper form or, with the prior consent of UST, evidence of shares in book-entry form, evidencing the shares of the Series F Preferred Stock to be issued on such closing date to UST or its designee.

- AIG shall duly execute the relevant warrant and deliver such executed warrant to UST or its designee(s).

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